Exhibit 99.1

General Mills Vice Chairman and CFO Jim Lawrence to Retire

Don Mulligan Elected Executive Vice President and Chief Financial Officer

Ken Thome Named Senior Vice President, Deputy Chief Financial Officer

MINNEAPOLIS, MINN --- General Mills today said that Vice Chairman and Chief Financial Officer Jim Lawrence has announced plans to retire from the company and has accepted a senior-level position with another major international firm. Don Mulligan has been elected executive vice president and chief financial officer of General Mills, effective Aug. 1, 2007.

Lawrence joined General Mills in 1998 as executive vice president and chief financial officer. He was elected vice chairman of General Mills in May 2006. “Jim has made important strategic contributions to General Mills and enhanced the excellence of our financial organization,” said Chairman and Chief Executive Officer Steve Sanger. “We thank Jim for his leadership, and we wish him success in his new endeavor.”

Mulligan joined General Mills from the Pillsbury Company in 2001. He served as vice president, Financial Operations for the International division until 2004, when he was named vice president, Financial Operations for Operations and Technology. He was appointed vice president and treasurer in January 2006, and was elected senior vice president, Financial Operations earlier this year. Mulligan joined Pillsbury in 1998 following 11 years with PepsiCo, Inc. and YUM! Brands, Inc., where he held various international finance positions.

“It is a reflection of our overall talent depth and the strength of our financial function that we have an executive of Don’s capability to take on this important leadership role in the company,” said Sanger.

Ken Thome, who since 1993 has served as General Mills senior vice president, Financial Operations, has agreed to postpone his retirement planned for Aug. 1, 2007, and will serve as senior vice president, deputy chief financial officer for the next 12 months. “Ken has served in a wide variety of finance leadership roles throughout his 38-year career at General Mills and will provide strong continuity during this transition,” Sanger said.

About General Mills

General Mills, with annual net sales of $13.4 billion, is a leading global manufacturer and marketer of consumer foods products. Based in Minneapolis, General Mills’ mission is to innovate to make people’s lives healthier, easier and richer around the world – Nourishing Lives™. Its global brand portfolio includes Big G cereals, Betty Crocker, Pillsbury, Green Giant, Häagen-Dazs, Nature Valley, Old El Paso and more. It has more than 100 U.S. consumer brands, more than 30 of which generate annual retail sales in excess of $100 million. General Mills also is a leading supplier of baking and other food products to the foodservice and commercial baking industries.